Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271307

PROSPECTUS SUPPLEMENT NO. 8
(to Prospectus dated October 20, 2023)

4,151,519 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated October 20, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-11 (File No. 333-271307) with the information contained in our current report on Form 8-K, filed with the U.S. Securities and Exchange Commission on February 8, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement related to the potential offer and resale from time to time by the stockholders identified in the Prospectus, or their permitted transferees the (“Registered Stockholders”), of up to 4,151,519 shares of our common stock, par value $0.001 per share (the “common stock”), in connection with our direct listing on the Nasdaq Capital Market (“Nasdaq”). We will not receive any proceeds from the sale of shares of common stock by the Registered Stockholders.

Our common stock is currently listed on Nasdaq under the ticker symbol “AIRE.” On February 8, 2024, the closing price of our common stock was $1.37.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are a “controlled company” under the Nasdaq listing rules because Giri Devanur, our chief executive officer and chairman, owns approximately 62.64% of our outstanding common stock. As a controlled company, we are not required to comply with certain of Nasdaq’s corporate governance requirements; however, we will not take advantage of any of these exceptions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 8 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 8, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 2, 2024

reAlpha Tech Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41839	86-3425507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100, Dublin, OH 43017

(Address of principal executive offices and zip code)

(707) 732-5742

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Execution of Amended and Restated Stock Purchase Agreement to Acquire Naamche, Inc. Pvt. Ltd.

As previously disclosed, on December 3, 2023, reAlpha Tech Corp. (the “Company”) entered into a Stock Purchase Agreement (the “First Purchase Agreement”), pursuant to which it agreed to acquire, from the selling shareholders named therein (the “Sellers”), the issued and outstanding shares of capital stock of Naamche, Inc. not already owned by the Company (the “First Acquisition”), in exchange for: (i) 225,000 shares of the Company’s restricted common stock, par value $0.001 per share, to be issued to the Sellers within 9 months from the closing date of the Acquisitions (as defined below) (the “Closing Date”) as set forth in the First Purchase Agreement; and (ii) $450,000 in cash, payable to the Sellers in the 3-year period following the Closing Date based on the achievement of specified revenue-based targets set forth in the First Purchase Agreement. Concurrently with the execution of the First Purchase Agreement, the Company also entered into a Stock Purchase Agreement (the “Second Purchase Agreement”), pursuant to which it agreed to acquire all of the issued and outstanding shares of capital stock of Naamche, Inc. Pvt. Ltd., a corporation formed in the country of Nepal (“Nepal Naamche”), from the Sellers (the “Second Acquisition,” and together with the First Acquisition, the “Acquisitions”), in exchange for $50,000 in cash.

On February 2, 2024, the Company, Nepal Naamche and the Sellers entered into an Amended and Restated Stock Purchase Agreement (the “Amended and Restated Agreement,” and together with the First Purchase Agreement, the “Purchase Agreements”), which amends, restates and supersedes the Second Purchase Agreement in its entirety. The Amended and Restated Agreement provides for, in addition to the transactions contemplated by the Second Purchase Agreement, a post-closing covenant of the Company to subscribe for and purchase from Nepal Naamche an aggregate of 135,000 shares of its common stock during the one-year period following the Closing Date, at a price per share of Nepalese Rupees 100, pursuant to the terms of one or more subscription agreements to be entered into between the Company and Nepal Naamche. As of the date of this Current Report on Form 8-K (this “Form 8-K”), the Company has not yet entered into any such subscription agreements with Nepal Naamche.

The closing of the Acquisitions remains subject to the satisfaction or waiver of certain closing conditions set out in the Purchase Agreements, which with respect to the Amended and Restated Agreement, includes the receipt of regulatory approval from the Department of Industries of Nepal for the transactions contemplated by the Amended and Restated Agreement. Furthermore, the closing of the First Acquisition remains contingent upon the satisfaction or waiver of all of the closing conditions set out in the Amended and Restated Agreement.

The foregoing description of the First Purchase Agreement and the Amended and Restated Agreement in this Form 8-K does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the First Purchase Agreement, which was previously filed as Exhibit 10.1 to the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 4, 2023, and the Amended and Restated Agreement, a copy of which is attached hereto as Exhibit 10.1, both of which are incorporated herein by reference.

Forward-Looking Statements

The information contained in this Form 8-K and the exhibits attached hereto contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to the closing of the Acquisitions, which is subject to the satisfaction of customary closing conditions and the approval from the Nepalese government. The words “intend,” “may,” “should,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. While the Company believes its plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. The Company’s actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. For information about the factors that could cause such differences, please refer to the Company’s filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statement.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The Company has determined that the Acquisitions, separately and together, will not constitute an acquisition of a significant amount of assets (as defined in Instruction 4 of Item 2.01) and, as such, financial statements contemplated by Item 9.01 of Form 8-K are not required to be reported by Form 8-K with respect to such acquisitions.

(b) Pro forma financial information.

The Company has determined that the Acquisitions, separately and together, will not constitute an acquisition of a significant amount of assets (as defined in Instruction 4 of Item 2.01) and, as such, pro forma financial information contemplated by Item 9.01 of Form 8-K is not required to be reported by Form 8-K with respect to such acquisitions.

(d) Exhibits

Exhibit Number	Description

10.1*	Amended and Restated Stock Purchase Agreement, dated as of February 2, 2024, among reAlpha Tech Corp., Naamche, Inc. Pvt. Ltd., the Sellers and the Sellers’ Representative.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2024	reAlpha Tech Corp.

	By:	/s/ Giri Devanur
Giri Devanur
Chief Executive Officer

3

Exhibit 10.1

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

among

REALPHA TECH CORP.

(as Buyer)

and

NAAMCHE, INC. PVT. LTD.

(as Company)

and

RAMESH PATHAK, BARUN PANDEY AND SARAMSHA DOTEL

(as Sellers)

and

RAMESH PATHAK

(in his capacity as sellers’ representative)

February 2, 2024

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

This Amended and Restated Stock Purchase Agreement (this “Agreement”) is entered into and made effective as of February 2, 2024 (the “Signing Date”), by and among reAlpha Tech Corp., a Delaware corporation with its principal place of business at 6515 Longshore Loop Dublin OH 43017 (the “Buyer”), Naamche, Inc. Pvt. Ltd., a corporation formed in the country of Nepal, with its principal place of business at Mahakavi Marg, Dillibazar, Kathmandu, Nepal (the “Company”), and Ramesh Pathak, Barun Pandey and Saramsha Dotel (each individually referred to herein as a “Seller,” and collectively, as the “Sellers”), as the selling shareholders of the Company, and Ramesh Pathak, in his capacity as the Sellers’ Representative (as defined below).

RECITALS

WHEREAS, the Company engages primarily in the development of artificial intelligence-powered solutions for real estate and other industries;

WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of the Company, as set forth in Exhibit A (the “Shares”);

WHEREAS, on December 3, 2023 (the “Original Signing Date”), the parties hereto entered into to that certain Stock Purchase Agreement (the “Original Agreement”), pursuant to which the Buyer agreed to purchase from the Sellers, and the Sellers agreed to sell to the Buyer, all of the issued and outstanding Shares, on a fully-diluted basis, on the terms and conditions set forth therein;

WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety to also provide for the Buyer’s covenant to purchase additional shares of capital stock from the Company, on the terms and conditions set forth in this Agreement; and

WHEREAS, as further set forth in Section 8.09, it is intended that references in this Agreement to “the date hereof” or “the date of this Agreement,” including with respect to the dates as of which the representations and warranties set forth in Article II, Article III and Article IV are made, shall be deemed to refer to the Original Signing Date and the Signing Date, unless the context of this Agreement clearly requires otherwise.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

SALE OF STOCK AND TERMS OF PAYMENT

Section 1.01 Purchase and Sale.

Upon the terms and conditions contained in this Agreement, at the Closing (as defined below), the Sellers shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Sellers, free and clear of any Encumbrances (as defined below), all of the issued and outstanding Shares, with each Seller selling such Seller’s Relative Share of the Shares. Each Seller’s “Relative Share” equals the percentage of Shares held by that Seller immediately before the transactions contemplated by this Agreement

Section 1.02 Purchase Price Consideration.

(a) The aggregate purchase price for the Shares shall be US $50,000 (the “Purchase Price”) in cash, to be paid by the Buyer at Closing by wire transfer of immediately available funds, which each Seller receives a portion of the Purchase Price based on his Relative Share.

(b) On or prior to the Closing, the Sellers’ Representative shall deliver to the Buyer wire instructions for the account of each Seller to which the such Seller’s Relative Share of the Purchase Price will be delivered, and the Buyer shall pay the Purchase Price at Closing in accordance with such instructions, which shall fully satisfy the Buyer’s obligations under Section 1.02(a).

(c) The payment of the Purchase Price to the Sellers shall be in full satisfaction of all rights of the Sellers pertaining to their rights in and to the Shares. Effective as of the Closing (i) the Company shall be a wholly-owned subsidiary of the Buyer and the Buyer shall own 100% of the issued and outstanding Shares of the Company, (ii) there will be no holders of Shares in, or other equity securities of, the Company, other than the Buyer and (iii) there will be no holders of Stock-Related Rights (as defined below) in the Company, other than the Buyer.

Section 1.03 Sellers’ Representative.

(a) The Sellers hereby appoint Ramesh Pathak as the sole and exclusive representative of the Sellers for all purposes related to this Agreement (the “Sellers’ Representative”), including (i) executing and delivering any documents and taking any actions required or permitted to be taken under this Agreement, (ii) the giving and receiving of all waivers, notices and consents, (iii) the receipt of service of process and the execution and delivery of all documents and agreements under this Agreement, including, after the Closing, any amendments, waivers, consents or other actions that may be provided or taken by the Sellers under this Agreement and (iv) the bringing of any action and the settlement of any disputes and any releases in connection with the settlement of disputes or claims. The Sellers may replace the Sellers’ Representative only by written notice to the Buyer executed and delivered by each Seller, except that if and when Ramesh Pathak dies or becomes incapacitated while serving as the Sellers’ Representative, Barun Pandey shall, if he is then alive and not incapacitated, automatically become the Sellers’ Representative. The Sellers’ Representative shall not resign until another representative is substituted pursuant to this Agreement.

(b) Without limiting the generality of Section 1.03(a), the Sellers’ Representative is hereby authorized to take all action or to refrain from taking any action that the Sellers can take or refrain from taking under this Agreement, to accept and acknowledge on behalf of the Sellers, service of any and all legal process that may lawfully be served upon the Sellers, in any proceeding under or relating to this Agreement in any court and to commence any such action in any court, or take any other action that the Sellers’ Representative determines to be appropriate to enforce the rights of the Sellers under this Agreement. Any person may rely on the act or deed of the Sellers’ Representative with respect to any matter requiring the consent or approval or any other act or deed of the Sellers.

(c) The Sellers shall cause the Sellers’ Representative to perform all actions and other obligations to be performed by the Sellers’ Representative under this Agreement.

Section 1.04 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place following the satisfaction or waiver of all of the closing conditions set forth in Article V remotely by electronic exchange of documents and signatures, or at such other time or on such other date or at such other place as the Sellers’ Representative and the Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally, and not jointly, represents and warrants to the Buyer as of the date hereof, as follows:

Section 2.01 Authority Relative to this Agreement.

Each of the Sellers has full legal power, authority and capacity to execute and deliver this Agreement and each Related Document (as defined below) to which that Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each Related Document to which a Seller is a party have been duly and validly executed and delivered by that Seller and constitute valid and binding obligations of that Seller, enforceable against that Seller in accordance with their terms.

Section 2.02 Title to Shares.

The Sellers lawfully own beneficially and of record the number of Shares that are set out opposite their names in Exhibit A and have good and marketable title to those Shares, free and clear of any pledges, security interests, mortgages, deeds of trust, liens, charges, encumbrances, equities, claims, adverse claims, options, rights of first refusal, rights of way, conditional sales, grants of power to confess judgment or limitations whatsoever (“Encumbrances”). There are no claims, actions or proceedings of any kind pending or threatened in writing by or against the Sellers or the Company concerning those Shares. At the Closing, the Sellers will transfer, assign and deliver to the Buyer good title to the Shares, free and clear of any Encumbrances.

Section 2.03 Consents Required.

Except as set forth in Schedule 2.03, no consent, approval or authorization of or by, registration, declaration or filing with, or notification to any governmental or regulatory authority or body or any other person is required in connection with the execution, delivery and performance by such Seller of this Agreement or the Related Documents to which such Seller is or will be a party or the consummation by such Seller of the transactions contemplated hereby or thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

The Company and the Sellers jointly and severally represent and warrant to the Buyer as of the date hereof, as follows:

Section 3.01 Organization; Qualification.

The Company is duly organized, validly existing and in good standing under the Laws (as defined below) of the jurisdiction of its incorporation and has all requisite power and authority (corporate and otherwise) to own, lease and operate its assets and properties and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is each duly licensed or qualified to transact business and is in good standing in each jurisdiction set forth on Schedule 3.01, which together constitute all jurisdictions in which the nature of the business transacted by either of them, including its ownership or leasing of properties, requires such licensing or qualification. The Company has delivered to the Buyer true and complete copies of all such documents establishing its legal existence or governing its internal affairs (collectively, the “Fundamental Documents”).

Section 3.02 Capitalization.

(a) The Shares (i) constitute 100% of the total issued and outstanding capital stock of the Company, (ii) have been duly authorized and (iii) are validly issued, fully paid, and non-assessable. No other shares of capital stock or other equity securities of the Company are authorized, issued or outstanding.

(b) Other than this Agreement (i) there is no subscription, option, warrant, call, right, agreement or commitment, whether written or oral, relating to the issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instruments) by the Company, or by the Sellers, of any capital stock or equity securities of the Company, (ii) there are no written or verbal outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding Shares or other capital stock or equity securities of the Company, (iii) there are no stock appreciation rights, phantom stock rights or similar rights or arrangements concerning the Company or any capital stock or equity securities of the Company and (iv) there are no contracts, commitments, arrangements, understandings, or restrictions to which the Company, or the Sellers or any other holder of the Company’s equity securities is bound relating to any shares of capital stock or other equity securities of the Company (collectively, the “Stock-Related Rights”).

(c) Except as set forth in Schedule 3.02(c), neither the Sellers, nor any officer, director, employee or shareholder of the Company, nor any relative or other Affiliate (as defined below) of any of the foregoing, have any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company and no such person is indebted to the Company, nor is the Company indebted to any such person.

Section 3.03 Subsidiaries; Investments.

The Company does not have any equity or similar investment, directly or indirectly, in or with any subsidiary, corporation, company, partnership, association, joint venture or other person.

Section 3.04 Consents and Approvals; No Violation.

Neither the execution and delivery of this Agreement and the Related Documents by the Sellers, nor the sale by the Sellers of the Shares under this Agreement nor the consummation of the other transactions contemplated by this Agreement and the Related Documents will (a) conflict with or result in any breach of any provision of the Fundamental Documents of the Company; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body other than those that are set out on Schedule 3.04; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms of any note, mortgage, indenture, deed of trust, real property lease or other contract or agreement to which the Company is a party or by which the Company is bound or subject; (d) result in the creation of any encumbrance, security interest, equity or right of others upon any of the properties or assets of the Company or under the terms, conditions or provisions of any agreement to which the Company or the assets the Company may be bound or affected; or (e) violate any order, writ, injunction, decree, law, statute, rule or regulation of any governmental entity (“Law”) applicable to the Company or the assets of the Company.

Section 3.05 Financial Statements.

(a) The Company has delivered to the Buyer audited balance sheets of the Company as of July 16, 2022 and July 16 2021 and the related audited consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the 12-month periods then ended (collectively, the “Audited Financial Statements”) and the unaudited consolidated balance sheet of the Company as of October 31, 2023 (the “Latest Balance Sheet Date”) and the related unaudited statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the period beginning on July 17, 2023 and ending on the Latest Balance Sheet Date (collectively, the “Unaudited Financial Statements,” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements, including the related notes and schedules thereto: (i) have been prepared in accordance with the books and records of the Company, which are true and complete in all material respects and which have been maintained in a manner consistent with historical practice, (ii) present fairly, in accordance with NAS, the financial condition and results of operations of the Company which such Financial Statements purport to present as of the dates thereof and for the periods indicated therein and (iii) have been prepared on the consistent basis and in accordance with consistent policies, principles and practices throughout the periods covered thereby (except as may be indicated therein, in the notes thereto or as summarized in Schedule 3.05, and except, in the case of the Unaudited Financial Statements, for the absence of footnotes and to standard year-end adjustments, none of which will be material). As used herein, “NAS” means the Nepal Accounting Standard issued by The Institute of Chartered Accountants of Nepal, as consistently applied by the Company.

(c) Since the date of the Unaudited Financial Statements, there has been no change in (i) any accounting principle, procedure or practice followed by the Company or (ii) the method of applying any such principle, procedure or practice.

Section 3.06 Undisclosed Liabilities.

The Company does not have any material Liabilities (for the purpose of this Section, “material” means Liabilities that, individually or in the aggregate, exceed $10,000, that are not fully reflected or reserved against in the Unaudited Financial Statements, except those that have been incurred in the ordinary course of business since the date thereof (none of which are material). There is no basis for any claim against the Company for any material Liability that is not fully reflected or reserved against in the Unaudited Financial Statements, other than obligations incurred in the ordinary course of business since the date of the Unaudited Financial Statements (none of which are material). “Liabilities” means liabilities or obligations, secured or unsecured, of any nature whatsoever, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

Section 3.07 Absence of Adverse Changes and Extraordinary Events.

Except as otherwise contemplated by this Agreement, from the date of the Unaudited Financial Statements through the date hereof, (a) the Company has not entered into any transactions other than in the ordinary course of business consistent with past practice, (b) there has not been any event that has had or may have a material adverse effect on the Company, (c) the business of the Company has been operated only in the ordinary course and substantially in the manner that that business was heretofore conducted, (d) all vendors and contractors of the Company have been promptly paid and (e) each Seller has used that Seller’s commercially reasonable efforts to preserve the goodwill of the Company and his relationships with its employees, customers and suppliers.

Section 3.08 Insurance.

The Company does not maintain any insurance for its properties against loss or damage by fire or other casualty or any other such other insurance, including liability insurance, as would usually be maintained by prudent companies similar in size and credit standing to the Company and engaged in the same or similar businesses.

Section 3.09 Title to Assets.

The Company has good and marketable title to, or, a valid leasehold interest in, all of its assets, properties and interests in properties, real, personal or mixed (a) reflected on the balance sheet included in the Unaudited Financial Statements, (b) acquired since the Latest Balance Sheet Date or (c) required for or used in the conduct of its business as currently conducted, except for inventory sold in the ordinary course of business since the date of that balance sheet and accounts receivable and notes to the extent that they have been paid (collectively, the “Assets”). All of the Assets that have an individual book value in excess of $10,000 are listed in Schedule 3.09. All of the equipment included in the Assets is in good operating condition, and is adequate for use in the ordinary course of the Company’s business consistent with past practice, except for damaged, worn or defective items that have been written off or written down to fair market value or for which adequate reserves have been established in the Unaudited Financial Statements. All of the Assets are owned by the Company, free and clear of any Encumbrances, and no Assets are held on a consignment or lease basis.

Section 3.10 Credit lines, Loans, Guarantees, Banks.

Schedule 3.10 describes all the loans and credit lines of the Company, including the identity of the lender, the loan amount and balance, terms, related security interests and the identity of any guarantors. Except as set out on Schedule 3.10, (a) the Company has no indebtedness for borrowed money or other debt obligation, other than trade credit extended in the ordinary course of business by the suppliers and vendors of the Company, (b) the Company has not guaranteed the Liabilities of any third person and (c) the Company is not obligated to indemnify any third person. The full details of the Company’s bank accounts, including the names of all persons authorized to draw thereon or make withdrawals therefrom, and the balance of each such account as of the most recent statement date, are detailed in Schedule 3.10.

Section 3.11 Labor Matters.

Except as set forth in Schedule 3.11: (a) the Company is in full compliance with all applicable Laws concerning employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending or, to the Knowledge (as defined below) of the Sellers threatened before any court, administrative agency or other tribunal or governmental entity; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Sellers, threatened against or affecting the Company; (d) no grievance nor any arbitration proceeding arising out of or under any collective bargaining or other agreement is pending against the Company; and (e) the Company has not experienced any strike or work stoppage or other industrial dispute involving its employees in the past 5 years.

Section 3.12 Employees; Employee Benefit Arrangements.

(a) Schedule 3.12(a) is a true and complete list of the names and positions of current employees of the Company (the “Employees”) and the following compensation information for fiscal year 2023 for each Employee (as applicable): (i) annual base salary; (ii) annual bonus; (iii) commissions; (iv) benefits; (v) severance; and (vi) all other items of compensation that are in fact paid, provided or made available to that Employee or that the Company is required to pay, provide or make available to that Employee under any written or oral agreement, plan or other understanding or arrangement. The Company has no outstanding Liabilities (including any commission payments due) with respect to any Employee (or any dependent or beneficiary of any such Employee) that are not accrued for in the Unaudited Financial Statements. Except as set out on Schedule 3.12(a), the employment of all Employees is “at will,” and the Company may terminate the employment of each Employee at any time, for any reason or for no reason. Except as set out on Schedule 3.12(a), the Company has not offered employment to any individual who is not an Employee. The Company has delivered to the Buyer true and complete copies of employment agreements with the Employees listed in Exhibit B.

(b) “Benefit Arrangement” means any employee benefit plans, as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable Law, or other pension, savings, retirement, benefit, fringe benefit, compensation, deferred compensation, incentive, bonus, commission, profit-sharing, insurance, welfare, severance, change of control, parachute, stock option, stock purchase or other employee benefit plan, program or arrangement, whether or not subject to any of the provisions of ERISA, whether or not funded and whether written or oral.

(c) Except as referred to in Schedule 3.12(c), the Company has no Benefit Arrangements covering former or current employees of the Company, or under which the Company has any Liability (each such Benefit Arrangement, a “Company Employee Plan”). The Company has no commitment or obligation to create any additional Benefit Arrangements or to increase benefit levels, provide any new benefits under or otherwise change any Company Employee Plan, and no such creation, increase or change has been proposed, made the subject of written or oral representations to employees or requested or demanded by employees under circumstances that make it reasonable to expect that it will occur. Correct and complete copies of all Company Employee Plans are attached as part of Schedule 3.12(c).

(d) Each Company Employee Plan is and has been administered in compliance with its terms and with the requirements of applicable Law and for the exclusive benefit of the participants and beneficiaries of that Company Employee Plan. There is no pending or, to the Sellers’ Knowledge, threatened legal action, arbitration or other proceeding against the Company with respect to any Company Employee Plan, other than routine claims for benefits, that could result in Liability to the Company or to the Buyer, and there is no basis for any such legal action or proceeding. All required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals with respect to each Company Employee Plan for all periods ending prior to or as of the date hereof have been made or properly accrued on the Financial Statements, including the balance sheet included in the Unaudited Financial Statements, or with respect to accruals properly made after the date of the Unaudited Financial Statements, on the books and records of the Company. There is no unfunded actual or potential Liability relating to any Company Employee Plan that is not reflected on the Financial Statements, including the balance sheet included in the Unaudited Financial Statements, or with respect to accruals properly made after the date of the Unaudited Financial Statements, on the books and records of the Company. Each Company Employee Plan that is a “group health plan” within the meaning of Section 5000 of the Code has been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no Tax payable on account of Section 4980B of the Code has been or is expected to be incurred as this law is not applicable to Company. If any Company Employee Plan is, or has features that constitute, a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. §1.409A-1(a), that Company Employee Plan has been operated in compliance with Section 409A of the Code and applicable Treasury regulations thereunder and the Company has no any obligation to pay, reimburse or indemnify any service provider in any such Company Employee Plan for Taxes resulting from the service provider’s participation in that Company Employee Plan. Except as may be required under COBRA or other Laws of general application, no Company Employee Plan obligates the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (either of severance pay or otherwise) becoming due under any Company Employee Plan, or from the Company, the Sellers or the Buyer, to any current or former employee or self-employed individual.

Section 3.13 Contracts; Customers.

(a) Schedule 3.13(a) sets out a list of all the written and oral contracts and commitments (including any (i) real property leases, (ii) customer contracts and customer orders, (iii) partner and supplier contracts, (iv) powers of attorney and (v) indemnification agreements), (A) to which the Company is a party, (B) by which the Company is bound or (C) under which the Company has performed work, or had work performed for it, in the past 24 months (collectively, the “Contracts”) that are material to the Company (“Material Contracts”), including the following:

(i) each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(ii) all Contracts that provide for the indemnification by the Company of any person or the assumption of any Tax, environmental, or other Liability of any person;

(iii) all Contracts relating to Intellectual Property (as defined in Section 3.20), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any person or in any geographic area or during any period of time.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Knowledge of the Sellers, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

(c) (i) to the Knowledge of the Sellers, the Company’s relationship with each of its customers is good, (ii) no problem or disagreement exists between the Company and any customer and (iii) no customer has notified the Company that it intends to, nor has any customer threatened to, terminate, decrease or otherwise modify its relationship and dealings with the Company, and the Sellers do not have any reason to believe that any customer intends to take any such action, in each case whether as a result of the transactions contemplated by this Agreement or otherwise.

Section 3.14 Legal Proceedings, Etc.

There is no claim, action, proceeding or investigation pending, nor, to the Knowledge of the Sellers, is there any basis for or any threatened claim, action, proceeding or investigation, against or relating to the Company or the Sellers before any court, arbitrator or governmental or regulatory authority or body acting in an investigative or adjudicative capacity, nor has any such claim, action, proceeding or investigation been pending or threatened in the past 5 years, and the Company is not subject to any outstanding order, writ, injunction or decree.

Section 3.15 Taxes.

(a) (i)  All Tax Returns required to be filed by the Company on or before the date hereof have been filed by or on behalf of that Company. (ii)  The Company has paid in full, or provided for in the Unaudited Financial Statements, all Taxes required to be paid by it through the date hereof, whether or not shown to be due on any Tax Returns. (iii)  All accruals or reserves for Taxes reflected in the Unaudited Financial Statements are adequate to cover Taxes accruing with respect to or payable by the Company through the date thereof and the Company has not incurred or accrued any Liability for Taxes subsequent to that date other than in the ordinary course of business. (iv)  All Tax Returns filed or required to be filed on or before the Closing by the Company are true, correct and complete in all material respects. (v)  No Tax Return of the Company has been audited or is under audit by the relevant authorities, and the Company has not received any notice that any such Tax Return is under examination or will be audited. (vi)  No extension of the statute of limitations with respect to any claim for Taxes has been granted by the Company. (vii)  There are no liens or other Encumbrances for Taxes upon the assets of the Company except liens for Taxes not yet due. (viii)  The Company is not party to or bound by any Tax allocation or sharing agreement, nor does it have any Liability for the Taxes of any person other than itself under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract or otherwise. (ix)  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing by the Company to any employee, independent contractor, creditor, stockholder or other person.

(b) “Tax” and “Taxes” mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, gains, use, value added, withholding, license, occupation, privileges, payroll and franchise taxes and stamp duties, imposed by any federal, state, provincial, local or other government of any country, or subdivision or agency thereof; and those terms shall include any interest, penalties or additions to tax attributable to those assessments. “Tax Return” means any report, statement, return or other information required to be supplied by the Company to a taxing authority in connection with Taxes.

Section 3.16 Compliance with Law.

The Company has conducted its business in all material respects in compliance with, and is in compliance with, all applicable Laws.

Section 3.17 Full Disclosure.

This Agreement, including the representations and warranties contained in Article II and this Article III, the schedules, attachments and exhibits attached hereto, does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

Section 3.18 Broker’s or Finder’s Fees.

None of the Sellers, nor the Company, nor any person acting on the Sellers’ or the Company’s behalf, has employed an agent, broker, person or firm in connection with the transactions contemplated by this Agreement. To the extent that any Seller or the Company has incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, that Seller will be solely responsible for the payment of that Liability.

Section 3.19 Related Party Transactions; Guarantees.

Except as set out on Schedule 3.19, there are no related party transactions between the Company, on the one hand, and the Sellers (or any spouse, other family member or Affiliate of any Seller), on the other hand, in existence as of the Closing, and there are no Liabilities between any Seller (or any spouse, other family member or Affiliate of any Seller) and the Company that will not by their terms or otherwise terminate at or before the Closing. The Company has no guaranteed the Liabilities of the Sellers or any other person.

Section 3.20 Intellectual Property.

(a) “Intellectual Property” means (i) any and all inventions, technology, patents, and reissuances, continuations, continuations-in-part, divisions and reexaminations of those patents, (ii) trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, including all goodwill associated therewith, (iii) copyrightable works and copyrights (including software, databases, data and related documentation), (iv) mask works, (v) trade secrets and confidential business information (including ideas, research and development, know-how, processes and techniques, technical data, designs, drawings, specifications, client, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (vi) all registrations, applications, renewals, and recordings of any of the preceding items listed in this sentence. Schedule 3.20 sets out each item of Intellectual Property that is used in the conduct of the business of the Company as currently conducted.

(b) The Company either owns the entire right, title, and interest to, or holds an existing, valid and enforceable license to use, all the Intellectual Property used in or required for the business of the Company as currently conducted (any such license and any required royalty payments are set out on Schedule 3.20).

(c) There are no actions instituted or, to the Knowledge of the Sellers, threatened by any third person pertaining to, or challenging, the Company’s use of, or right to use, any Intellectual Property.

(d) Neither the Intellectual Property of the Company nor the conduct of the business of the Company infringes any Intellectual Property of any third person, nor has the Company received any written assertion of any such infringement or any offer to license Intellectual Property under claim of use.

(e) To the Knowledge of the Sellers, no third person is infringing upon any Intellectual Property of the Company.

(f) All current and former employees and consultants of the Company have signed (i) non-disclosure agreements related to the Company’s Intellectual Property rights and (ii) agreements obligating them to assign to the Company Intellectual Property rights developed by them in the course of their service to the Company, and those agreements are currently in full force and effect.

(g) The Company has not violated or breached, nor is in violation or in breach of, any confidentiality, non-competition, non-solicitation or similar obligation of the Company to any person.

Section 3.21 OFAC and September 24, 2001 Executive Order.

Neither the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), nor any similar list maintained by OFAC, nor the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, is applicable to the Company or the Sellers.

Section 3.22 Anti-Corruption Laws.

Neither the Company, nor any Seller, nor anyone acting on any of their behalf, has directly or indirectly: (a) made, offered to make or promised to make any payment or transfer of anything of value, directly or indirectly, to (i) anyone working in an official capacity for any governmental entity, including any employee of any government-owned or controlled entity or public international organization or (ii) any political party, official of a political party or candidate for political office, in order to obtain or retain business, or secure any improper business advantage, except for the payment of fees required by Law to be paid to governmental authorities, (b) made any unreported political contribution, (c) made or received any payment that was not legal to make or receive, (d) engaged in any transaction or made or received any payment that was not properly recorded on its books, (e) created or used any “off-book” bank or cash account or “slush fund”, or (f) engaged in any conduct constituting a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or the United Kingdom Bribery Act 2010, as amended.

Section 3.23 Privacy.

The Company has not been accused of any violation of any data protection or privacy Law, nor, to the Sellers’ Knowledge, are there facts that would reasonably form the basis for such an accusation. The Company has implemented commercially reasonable technological measures to protect personal information collected from individuals from loss, theft and unauthorized access or disclosure.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as of the date hereof as follows:

Section 4.01 Organization.

The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.02 Authority Relative to this Agreement.

The Buyer has full corporate power and authority to execute and deliver this Agreement and each Related Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Document to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite corporate action taken by the Buyer and no other corporate proceedings by the Buyer are necessary to authorize this Agreement and each such Related Document or to consummate the transactions contemplated hereby or thereby. This Agreement and each such Related Document has been duly and validly executed and delivered by the Buyer and constitutes the valid and binding obligations of the Buyer, enforceable against it in accordance with their terms.

Section 4.03 Consents and Approvals; No Violation.

Neither the execution and delivery by the Buyer of this Agreement and each Related Document to which it is a party, nor the purchase by the Buyer of the Shares under this Agreement nor the consummation of the other transactions contemplated by this Agreement and the Related Documents to which it is a party will (a) conflict with or result in any breach of any provision of the Fundamental Documents of the Buyer, (b) violate any Laws applicable to the Buyer.

Section 4.04 Broker’s or Finder’s Fees.

Neither the Buyer, nor any person acting on the Buyer’s behalf, has employed an agent, broker, person or firm acting on behalf of the Buyer in connection with the transactions contemplated hereby. To the extent the Buyer has incurred any Liabilities for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, the Buyer will be solely responsible for the payment of those Liabilities.

ARTICLE V

CLOSING CONDITIONS

Section 5.01 The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The Sellers shall have delivered to the Buyer evidence satisfactory to the Buyer that all actions necessary to transfer the Shares to the Buyer, as set forth in Section 1.01, have been taken, including but not limited to, the execution and delivery of a “Share Lagat”.

(b) The Buyer shall have received the stock books, stock ledgers, minute books, corporate seals and similar corporate records of the Company.

(c) The Sellers shall have obtained all consents, authorizations, orders and approvals from the governmental or regulatory authority or body referred to in Schedules 2.03 and 3.04, in each case, in form and substance reasonably satisfactory to the Buyer, and no such consent, authorization, order and approval shall have been revoked; provided, however, that the Buyer, with the Sellers’ cooperation, shall have obtained the necessary approval from the Department of Industries of Nepal and any other compliances as per the laws of Nepal as a foreign investor for the transactions contemplated hereby (the “FDI Approval”).

(d) The Sellers shall have delivered to the Buyer documentation issued by the appropriate authority in Nepal confirming that the Company has made contributions to the social security fund accounts of all its current employees in full (including any penalties, interest, fees and other similar levies) in accordance with applicable Laws.

(e) The Sellers shall have made and given release of the Company in the form agreed upon by the parties (the “Seller Release”), signed by the Sellers.

(f) The Buyer shall have received written confirmation that the Sellers, except as otherwise specified by the Buyer, have removed the persons authorized to draw on or to have access to the bank accounts listed on Schedule 3.10, and replaced such persons with the persons identified by the Buyer.

(g) The Sellers shall have delivered to the Buyer a certificate executed by an officer of the Company and each of the Sellers, dated the Closing Date, stating that the following conditions have been satisfied:

(i) the representations and warranties set forth in Article II and Article III hereof (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates) that are qualified as to materiality shall be true and correct in all respects, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case, on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date; and

(ii) the Company and the Sellers shall have performed or complied in all material respects with all of the covenants, obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(h) All other documents, instruments and writings required to be delivered by the Sellers at or prior to the Closing Date under this Agreement or otherwise required in connection with this Agreement (together with the Seller Release, the “Related Documents”).

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.01 Conduct of Business Prior to Closing.

From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Buyer, the Sellers shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization and business of the Company and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Sellers shall cause the Company to

(a) preserve and maintain all of its permits, licenses, approvals, authorizations, registrations, certificates, and similar rights obtained, or required to be obtained, from any governmental or regulatory authority or body;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date hereof, subject to reasonable wear and tear;

(d) continue in full force and effect without modification of the insurance policies maintained by the Company as of the date hereof, except as required by applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.07 to occur.

Section 6.02 Access to Information.

From the date hereof until the Closing, the Sellers shall, and shall cause the Company to, (a) afford the Buyer and its representatives full and free access to and the right to inspect the properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish the Buyer with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) cooperate with Buyer in its investigation of the Company.

Section 6.03 Closing Conditions.

From the date hereof until the Closing, the Sellers shall and shall cause the Company to, use best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.01 Expenses.

Except as otherwise provided in this Agreement (including in Section 7.06), the Sellers and the Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby. Specifically, without limiting Section 7.06, acquisition-related expenses will be paid by the party for whose benefit the expenses were incurred and not by the Company. Also without limiting Section 7.06, the Buyer shall be responsible for fees, commissions, expenses and reimbursements incurred by or required to be paid to their professional advisors and the Sellers shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to the Sellers’ professional advisors. The Buyer on the one hand, and the Sellers on the other hand, will each pay one-half of any fees charged by the Independent Accountants. The Buyer shall be responsible for fees, commissions, expenses and reimbursements incurred or required in obtaining FDI Approval as described in Section 5.01(c) and evidence of transfer of the Shares as described in Section 5.01(a).

Section 7.02 Further Assurances.

Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale of the Shares and the other transactions contemplated by this Agreement and the Related Documents. From time to time after the Closing Date, the Sellers shall, at the Sellers’ own expense and without further consideration, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good title to the Shares and to more effectively consummate the transactions contemplated by this Agreement (including transferring any assets used in the business of the Company).

Section 7.03 Sales and Transfer Taxes.

All kinds of taxes and fees incurred in connection with sale of Shares by the Sellers relating to their income, including any capital gain taxes, shall be borne by the Sellers. Company shall bear all tax implications with respect to Section 57 of the Income Tax Act of Nepal with respect to transfer of 100% shares of the Company to the Buyer. Company shall file tax returns with respect to compliance under Section 57 of the Income Tax Act.

Section 7.04 Other Tax Matters.

(a) To the extent that there are (i) any Taxes payable by the Company with respect to any period (whether or not constituting taxable years or otherwise recognized taxable periods) through the Closing Date or (ii) any refunds of Taxes due to the Company with respect to any period through the Closing Date , the Sellers shall be liable for all of those Taxes or entitled to those refunds of Taxes with respect to the Company for all periods ending on or prior to the Closing Date, including the portion ending on the Closing Date of any period that includes the Closing Date (“Pre-Closing Taxes”). The Company shall be liable for any Taxes or entitled to refunds of Taxes with respect to the Company for periods beginning after the Closing Date, including the portion beginning after the Closing Date of any taxable period that includes the Closing Date. The parties shall cooperate fully in connection with the filing of Tax Returns for any period that includes the Closing Date, including by providing copies of those Tax Returns to the other party before filing, and each party will bear its own costs associated with preparation and filing of those Tax Returns. In any instance in which the Buyer or the Company is required to file or cause to be filed Tax Returns covering a period commencing before but ending after the Closing, the Sellers shall furnish all information and records reasonably available to the Sellers and reasonably requested by the Buyer or the Company and necessary or appropriate for use in preparing those Tax Returns. Any Taxes for a period commencing prior to but ending after the Closing shall be apportioned, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the basis of the actual activities, taxable income or taxable loss of the Company, or any of them, as applicable, during the periods before and after the Closing.

(b) If the Sellers’ Representative and the Buyer disagree as to the amount of Taxes for which the Sellers, on the one hand, and the Buyer, on the other hand, are liable under this Agreement, the Sellers’ Representative and the Buyer shall appoint Independent Accountants to act as arbitrator to resolve that dispute. All determinations by that arbitrator shall be final and binding on the parties and all fees and expenses of that arbitrator shall be shared equally by the Sellers, on the one hand, and the Buyer, on the other hand.

Section 7.05 Nondisclosure.

(a) The Sellers shall not use or disclose at any time after the Closing, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Buyer, any trade secrets, proprietary information, or other information that the Company or the Buyer consider confidential, including formulas, designs, processes, suppliers, machines, improvements, inventions, operations, manufacturing, marketing, distributing, selling, cost and pricing data, master files, supplier and vendor lists and client or customer lists utilized by the Company or by the Buyer or any of their respective subsidiaries or Affiliates (collectively, the “Buyer Group”), or the skills, abilities and compensation of the Buyer Group’s employees and contractors, and all other similar information material to the conduct of the Business or any other business of the Buyer Group, which is or was obtained or acquired by the Sellers while in the employ of, or while a shareholder of, the Company; provided, however, that this provision shall not preclude the Sellers from (i) using or disclosing information that presently is known generally to the public or that subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of that information as required by Law or court order, provided, that (A) prior to that disclosure the Sellers give the Company 3 business days’ written notice (or, if disclosure is required to be made in less than 3 business days, then that notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the Law or order requiring disclosure and the disclosure to be made in accordance therewith and (B) the Sellers shall cooperate reasonably with the efforts of the Company to obtain a protective order covering, or confidential treatment of, the relevant information.

(b) Any and all inventions, discoveries or other developments developed by a Seller (“developments”) during the term of that Seller's employment with, or time as a shareholder of, the Company shall be conclusively presumed to have been created for and on behalf of the Company as part of that Seller’s obligation to the Company. Those developments shall be the property of and belong to the Company without the payment of consideration therefore in addition to the consideration paid by the Buyer for the Shares, and that Seller hereby transfers, assigns and conveys all of his right, title and interest in any such developments to the Company, and shall execute and deliver any documents that the Company deems necessary to effect that transfer on the request of the Company.

Section 7.06 Indemnification.

The Sellers and their successors and assigns, jointly and severally, shall save, defend and indemnify the Buyer and its Affiliates (including, after the Closing, the Company), successors and assigns and their directors, officers, employees and contractors (collectively, “Buyer Indemnified Persons”) against, and hold them harmless from, any and all claims, Liabilities, losses, costs and expenses, of every kind, nature and description, fixed or contingent (including fees and expenses of lawyers, accountants and other professionals in connection with any action, claim or proceeding relating thereto or seeking enforcement of obligations hereunder) (“Losses”) arising out of:

(a) any breach, inaccuracy or untruth of any representation or warranty of the Sellers, or either of them, in this Agreement or any Related Document, or facts or circumstances constituting any such breach, inaccuracy or untruth;

(b) any breach of any covenant or agreement of the Sellers, or either of them, in this Agreement or any Related Document;

(c) Pre-Closing Taxes;

(d) any audit by any Taxing authority related to (i) any Tax Return of the Company for any Tax period ending on or before the Closing Date, including the portion ending on the Closing Date of any period that includes the Closing Date or (ii) any alleged payment or non-payment by the Company or the Sellers of any Tax for any such period;

(e) any Tax Liability of the Company arising as a result of the transactions contemplated by this Agreement or any of the Related Documents; or

(f) actions, activities or omissions of, or events involving, the Company prior to the Closing, notwithstanding any disclosure in this Agreement, on any Schedule or otherwise, except for (i) Liabilities of the Company to perform obligations arising after the Closing under (A) the Material Contracts listed in Schedule 3.13(a) and (B) sales and purchase orders entered into in the ordinary course of business, and (ii) Liabilities reflected in the Unaudited Financial Statements.

Section 7.07 Assertion of Claims.

No claim for indemnification shall be brought under Section 7.06 unless the Buyer (on behalf of the Buyer Indemnified Persons) (the “Indemnified Party”), at any time prior to the applicable Survival Date, gives the Seller (the “Indemnifying Party”) (a) written notice of the existence of that claim, specifying the nature and basis of that claim and the amount of that claim, to the extent known or (b) written notice under Section 7.08 of any Third Person Claim, the existence of which might give rise to such a claim.

Section 7.08 Notice and Defense of Third Person Claims.

The obligations of the Indemnifying Party with respect to Losses resulting from the assertion of Liability by third persons (each, a “Third Person Claim”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall promptly give written notice to the Indemnifying Party of any Third Person Claim which might give rise to any Losses by the Indemnified Party, stating the nature and basis of that Third Person Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay. That notice shall be accompanied by copies of all available relevant documentation with respect to that Third Person Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other related document or instrument.

(b) If the Indemnifying Party acknowledges in a writing delivered to the Indemnified Party that the Indemnifying Party is obligated under the terms of its indemnification obligations hereunder in connection with a Third Person Claim, then the Indemnifying Party shall have the right to assume the defense of that Third Person Claim at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to the Indemnified Party; except, that the Indemnifying Party shall not have the right to assume the defense of any Third Person Claim, notwithstanding the giving of that written acknowledgment, if (i) the Indemnified Party has been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because those interests could be in conflict with those of the Indemnifying Party, (ii) the action or proceeding involves any client, customer, service provider, supplier or other business relation of the Buyer or any of its Affiliates or any matter that is material to the Buyer beyond the scope of the indemnification obligation of the Sellers, or (iii) the Indemnifying Party shall not have assumed the defense of the Third Person Claim in a timely fashion. For purposes of this Section 7.08(b)(iii), “timely fashion” shall mean before any responsive pleading is due for a suit filed in the Third Person Claim, or before any substantial prejudice can be identified by the Indemnified Party for a delay or failure to give notice, whichever is sooner.

(c) If the Indemnifying Party assumes the defense of a Third Person Claim in accordance with Section 7.08(b) (under circumstances in which the exception in Section 7.08(b) is not applicable), the Indemnifying Party shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Party in connection with the defense of that Third Person Claim. If the Indemnifying Party does not exercise its right to assume the defense of a Third Person Claim by giving the written acknowledgement referred to in Section 7.08(b), or is otherwise restricted from so assuming by the exception in Section 7.08(b), the Indemnifying Party shall nevertheless be entitled to participate in that defense with its own counsel and at its own expense; and in any such case, the Indemnified Party shall assume the defense of the Third Person Claim at the Indemnifying Party’s expense, and shall act reasonably and in accordance with its good faith business judgment and the Indemnifying Party's duty to indemnify under Section 7.06 shall continue to apply.

(d) If the Indemnifying Party exercises its right to assume the defense of a Third Person Claim, the Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party proposes the settlement of any claim which is capable of settlement by the payment of money only and demonstrates to the reasonable satisfaction of the Indemnified Party that the proposal is acceptable to the claimant and that the Indemnifying Party has the ability to pay the amount required to settle the claim, and the Indemnified Party does not consent thereto within 30 days after the receipt of written notice thereof, any Losses incurred by the Indemnified Party in excess of the proposed settlement shall be at the sole expense of the Indemnified Party.

Section 7.09 Survival.

(a) The covenants and other agreements of the Sellers contained in this Agreement shall survive the Closing Date unless and until they are otherwise terminated by their own terms. The representations and warranties of the Sellers contained in this Agreement shall survive the Closing Date through the date that is 36 months after the Closing Date, except, that the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.09, 3.11, 3.15, 3.16 and 3.17 (collectively, the ”Fundamental Representations”) shall survive the Closing Date until the expiration of the applicable statute of limitations, or until the expiration of the period in which any regulatory authority has the power to make any claims, assessment or reassessment with respect thereto, whichever is longer.

(b) The date upon which any representation, warranty, covenant or agreement contained in this Agreement shall terminate, if any, is called the “Survival Date”.

Section 7.10 Public Announcements.

No Seller, nor the Sellers’ Representative, shall issue any press release or otherwise make any public statement with respect to this Agreement or the Related Documents or the transactions contemplated hereby and thereby without the prior written consent of the Buyer in each instance.

Section 7.11 Non-Competition; Non-Solicitation.

(a) During the period beginning on the Closing Date and ending on the 3rd anniversary of the Closing Date (the “Non-Compete Period”), the Sellers, and each of them, shall not, without the Buyer’s prior written consent, directly or indirectly, own, manage, control, participate in, consult with, render services for, whether as an agent, consultant, advisor, representative, stockholder, partner or joint venturer, or in any manner engage in, Proptech business in the Restricted Territory competing with the Business. As used in this Section 7.11, the “Business” means the business of the Company, whether conducted by the Company as a separate entity or by the Buyer, an Affiliate of the Buyer or another person as a successor to the Company. The “Restricted Territory” means (i) United States of America and (ii) any other country or other territory in which the Company or the Buyer has provided services, offered or promoted services or otherwise conducted business at any time in the past 2 years.

(b) During the Non-Compete Period, the Sellers, and each of them, shall not, directly or indirectly through another person, (i) solicit, induce, encourage or cause or attempt to solicit, induce, encourage or cause any employee or consultant of the Company, the Buyer or any of their Affiliates (each, a “Company Party”) to leave the employ or engagement of a Company Party, or in any way interfere with the relationship between a Company Party, on the one hand, and any employee or consultant thereof, on the other hand; provided, however, that the general solicitation of third persons through the use of means generally available to the public, including the placement of advertisements in the newspaper, will not be deemed to violate this clause (i), or (ii) hire any individual who was an employee of a Company Party until 6 months after that individual’s employment relationship with the Company Party has terminated.

(c) During the Non-Compete Period, the Sellers, and each of them, shall not, directly, or indirectly through another person, solicit, induce, encourage or cause or attempt to solicit, induce, encourage or cause any client, customer, supplier, consultant, licensee, licensor or other business relation of a Company Party to cease doing business with, or reduce the extent of its business with, any Company Party, or in any way interfere with the relationship between any such customer, supplier, consultant, licensee, licensor or other business relation and any Company Party.

(d) During the Non-Compete Period, the Sellers, and each of them, shall not make any statement that is disparaging about any Company Party or any of their officers, directors, employees or shareholders, including any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the Business or any other business of any such person. During the same period no Seller shall engage in any conduct that is intended to inflict harm upon the professional or personal reputation of any such person.

(e) The Sellers acknowledge that: (i) the provisions of this Section 7.11 are necessary and reasonable to protect the confidential information, intellectual property, and goodwill of each Company Party, including the goodwill of the Company that the Buyer is acquiring; (ii) the specific temporal and substantive provisions set out in this Section 7.11 are reasonable and necessary to protect the business interests of the Buyer in the Company; and (iii) in the event of any breach of any of the covenants set out in this Section 7.11, the Buyer would suffer substantial irreparable harm and would not have an adequate remedy at law for that breach. Accordingly, in the event of a breach or threatened breach of any of these covenants, in addition to and not in lieu of such other remedies as the Buyer may have at law, without posting any bond or security, the Buyer shall be entitled to seek and obtain equitable relief, in the form of specific performance and temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such an injunction or other relief shall not affect the Buyer’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

Section 7.12 Post-Closing Subscription(s).

(a) In the one-year period following the Closing (the “Subscription Period”), the Buyer shall, at any time or from time to time during the Subscription Period (as determined by the Buyer in its sole discretion), subscribe for and purchase from the Company an aggregate of 135,000 shares of the Company’s common stock at a price per share of Nepalese Rupees 100 (for a total purchase price of Nepalese Rupees 13,500,000), pursuant to the terms of one or more subscription agreements (in form and substance reasonably acceptable to the Buyer) to be entered into between the Buyer and the Company. All purchase price amounts pursuant to this Section 7.12(a) shall be paid in US Dollars based on the applicable exchange rate as published in the Wall Street Journal on the relevant date of payment.

(b) The Buyer’s obligations in Section 7.12(a) shall be subject to having obtained the necessary approval from the Department of Industries of Nepal and any other compliances as per the laws of Nepal applicable to the transactions contemplated in this Section 7.12. The board of directors of the Company, by resolution dated January 9, 2024, approved the sale and issuance of the Company’s common stock as set forth in this Section 7.12.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Amendment and Modification.

This Agreement may be amended, modified or supplemented only by a written instrument executed by the Sellers’ Representative and the Buyer.

Section 8.02 Waiver of Compliance.

Except as otherwise provided in this Agreement, no failure of any of the parties to comply with any term or provision of this Agreement shall be waived, except by a written instrument signed by the party granting that waiver. No such waiver, nor any failure to insist upon strict compliance with any term or provision of this Agreement, shall operate as a waiver of that term or provision of this Agreement or any subsequent or other failure or breach.

Section 8.03 Notices.

All notices, requests, demands, claims, and other communications under this Agreement shall be in writing and shall be deemed delivered and received (a) on the business day delivered, if delivered personally, by a reputable overnight delivery or courier service, by facsimile or by email prior to the close of business on that business day, or, if delivered after business hours or on a day that is not a business day, on the next business day or (b) 5 business days after being sent by certified mail, return receipt requested, in each case to the intended recipient as set out below or at such other address as the intended recipient may specify by notice to each other party:

(a) if to the Sellers or to the Sellers’ Representative, to:

Naamche Inc Pvt. Ltd.

Attention: Ramesh Pathak

(b) if to the Buyer, to:

reAlpha Tech Corp.

6515 Longshore Loop

Dublin, OH 43017

Attention: Giri Devanur

with copies, which shall not constitute notice, to:

Mitchell Silberberg & Knupp, LLP

2049 Century Park East, 18th Floor

Los Angeles, CA 90067

Attention: Nimish Patel, Esq.

Copies of communications sent by electronic means shall also be sent no later than the next business day by reputable overnight delivery or courier service or regular mail.

Section 8.04 Assignment.

This Agreement and all of the provisions of this Agreement (including all exhibits to the Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party (other than any assignment by the Buyer to an Affiliate of the Buyer or to any party which purchases all of the capital stock or substantially all of the assets of the Company or any successor to the business of the Company, which may be made without any such consent). Any purported assignment in violation of the provisions of this Agreement shall be void.

Section 8.05 Governing Law.

This Agreement shall be governed by the laws of the State of New York as to all matters, including matters of validity, construction, effect, performance and remedies, without giving effect to any choice or conflict of law provision or rule, whether in the State of New York or any other jurisdiction, that would result in the application of any laws other than the laws of the State of New York.

Section 8.06 Jurisdiction and Venue.

THE NEW YORK STATE COURTS SITTING IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY OTHER COURT IN ANY OTHER JURISDICTION IN WHICH AN ACTION IS BROUGHT AGAINST A PARTY TO THIS AGREEMENT BY A THIRD PERSON ASSERTING A CLAIM AGAINST WHICH THE DEFENDANT IS ENTITLED UNDER THIS AGREEMENT TO BE INDEMNIFIED, SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR HIMSELF OR ITSELF AND HIS OR ITS PROPERTY, TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION OR PROCEEDING OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE OR UNITED STATES FEDERAL COURT OR SUCH OTHER COURT AS IS PROVIDED FOR IN THE PRECEDING SENTENCE AND THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. SERVICE OF ANY PROCESS OR OTHER DOCUMENT BY REGISTERED MAIL OR NATIONALLY RECOGNIZED OVERNIGHT DELIVERY SERVICE TO THE ADDRESS FOR THE PARTY RECEIVING THAT SERVICE SET OUT IN THIS AGREEMENT, OR SUCH OTHER ADDRESS AS THAT PARTY MAY SPECIFY IN WRITING TO THE OTHER PARTY FROM TIME TO TIME, SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THAT HE OR IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT HE OR IT MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO IN THE NEW YORK STATE COURTS SITTING IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR SUCH OTHER COURT AS IS PROVIDED FOR IN THE IMMEDIATELY PRECEDING PARAGRAPH. EACH PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 8.07 Jury Trial Waiver.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX BUSINESS TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WANT APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES WANT THEIR DISPUTES TO BE RESOLVED BY A JUDGE APPLYING THOSE APPLICABLE LAWS. ACCORDINGLY, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED DOCUMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH HIS OR ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES HIS OR ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH THAT LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.08 Counterparts; Electronic Signatures.

This Agreement may be executed in any number of counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature on this Agreement shall be acceptable as, and deemed to be, an original signature.

Section 8.09 Interpretation.

References in this Agreement to “the date hereof” or “the date of this Agreement,” including with respect to the dates as of which the representations and warranties set forth in Article II, Article III and Article IV are made, shall be deemed to refer to the Original Signing Date and the Signing Date, unless the context of this Agreement clearly requires otherwise. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Except as otherwise specified in this Agreement, references in this Agreement to articles, sections, schedules and exhibits are references to articles and sections of, and schedules and exhibits to, this Agreement. The schedules and exhibits to this agreement are hereby incorporated by reference in, and constitute an integral part of, this Agreement. As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof. As used in this Agreement, the term “Affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the person specified. As used in this Agreement, the term “business day” means a day that is not a Saturday, a Sunday or a day when banking institutions in New York City are required or permitted to be closed. The use in this Agreement of the term “including” or “include,” or similar terms, means “including, without limitation” or “include, without limitation.” “Knowledge” of any person means (i) the actual knowledge of that person and (ii) that knowledge which would have been acquired by that person after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including due inquiry of those directors, officers, key employees and professional advisers (including attorneys, accountants and consultants) of the person and the Company, who could reasonably be expected to have knowledge of the matters in question. The use in this Agreement of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

Section 8.10 Right of Set-off.

The Buyer shall have the right to set-off any amount that the Sellers owe to the Company or the Buyer under this Agreement, any Related Document or otherwise, including any Losses incurred against which the Buyer is entitled to be indemnified under Section 7.06, against any amount that the Buyer owes to any Seller under this Agreement (including but not limited to, any portion of the Purchase Price) or otherwise.

Section 8.11 Entire Agreement.

This Agreement amends and restates the Original Agreement in its entirety. This Agreement and the Related Documents, including the schedules, exhibits, certificates and other documents referred to herein and therein, embody the entire agreement and understanding of the parties to this Agreement in respect of the transactions contemplated by this Agreement and supersede the Original Agreement and all other prior and contemporaneous agreements, warranties, representations and understandings (verbal or otherwise) between the parties with respect thereto.

Section 8.12 Specific Performance.

The Sellers acknowledge that in the event of a breach or threatened breach by the Sellers of any of the Sellers’ covenants under Sections 7.05 and 7.11, the Buyer may not have an adequate remedy at law for money damages. Accordingly, in the event of such breach or threatened breach, the Buyer will be entitled to such equitable and injunctive relief as may be available to restrain the relevant Seller from the violation of the provisions of those Sections in addition to any other remedy to which the Buyer may be entitled, at law or in equity, for that breach or threatened breach.

Section 8.13 Severability of Covenants.

The Sellers acknowledge that the covenants contained in Sections 7.05 and 7.11 are reasonable and necessary for the protection of the Buyer and its investment in the Company and that each covenant, and the period or periods of time and the types and scope of restrictions on the activities specified therein are, and are intended to be, divisible and shall be deemed a series of separate covenants, one for each jurisdiction to which they are applicable. In the event that any part or parts of this Agreement are held illegal or unenforceable by any court or administrative body of competent jurisdiction, that determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

Section 8.14 Effect of Investigation.

No Buyer Indemnified Person’s right to indemnification under Section 7.06 shall be affected by any investigation conducted by, or any Knowledge of, any Buyer Indemnified Person related to (a) any representation or warranty of the Sellers set out in this Agreement or (b) any covenant of the Sellers in this Agreement, whether conducted or acquired before or after the Closing Date.

Section 8.15 Damages Limitation.

(a) None of the Buyer or the Sellers shall be liable under this Agreement, including under Section 7.06, or in a matter relating to this Agreement, for consequential, special, incidental, exemplary or punitive damages, or damages for diminution in value, lost profits or lost business opportunity, except (a) in the case of fraud and (b) to the extent that a Buyer Indemnified Person is required to pay those types of damages to a third person in connection with a matter for which the Buyer Indemnified Person is entitled under Section 7.06 to be indemnified.

(b) The Buyer’s aggregate maximum liability under this Agreement shall not in any event exceed the amount of the Purchase Price

[Signature page to immediately follow]

IN WITNESS WHEREOF, the Sellers have executed this Agreement and the Company and the Buyer have caused this Agreement to be executed by its duly authorized officer, each as of the date first above written.

BUYER:

REALPHA TECH CORP.

By:	/s/ Giri Devanur
Name:	Giri Devanur
Title:	Chief Executive Officer

COMPANY:

NAAMCHE, INC. PVT. LTD.

By:	/s/ Ramesh Pathak
Name:	Ramesh Pathak
Title:	Chief Executive Officer

SELLERS:

/s/ Ramesh Pathak
Ramesh Pathak

/s/ Barun Pandeyk
Barun Pandey

/s/ Saramsha Dotel
Saramsha Dotel

SELLERS’ REPRESENTATIVE:

/s/ Ramesh Pathak
Ramesh Pathak

EXHIBIT A

Share Ownership

EXHIBIT B

Certain Employees